                                                                                                                                               Exhibit 10.1

July 16, 2020

Scott Womack

8408 Stitt Rd.

Monclova, OH 43542

Dear Scott:

We are pleased to extend an offer to join the NauticStar team beginning August 3, 2020. You will be joining us at a very exciting time for the Company and we all look forward to working with you.

The complete terms of our offer are as follows:

Job Title:	President, NauticStar

Salary/Bonus:	Your base annual salary will be $340,000. You will be eligible for the management
Bonus plan. You will be eligible for up to 50% of your base salary based on the Company’s financial performance and on achievement of agreed upon KPO’s (to be determined).

LTIP:

You will be eligible for the Company’s Long-Term Incentive Plan. This Plan will allow you to earn up to 50% of your base salary in stock-based compensation. The Compensation Committee will provide you with specific grant information at the end of each fiscal year.

Benefits:

You will be eligible for health benefits effective the first day of the month following 60 days from your date of hire. This includes medical, dental, prescription, and vision coverage. You will also be eligible for short and long term disability and life insurance.

You will be eligible to participate in our 401K the first of the month following 30 days of employment. We will accept a rollover from a qualified plan.

You will be eligible for two weeks of vacation this year and four weeks of vacation in 2021. We observe ten paid holidays per year. In addition, you will be eligible for all other benefits as described in the Benefits Guide.

Relocation:	You will be eligible for up to $25,000 moving and associated expenses.

Please indicate your acceptance of this offer by signing this letter and returning it to me. This offer is contingent upon a negative drug screen and a clear criminal background check, which will be arranged upon your acceptance.

As a condition of employment, you will be required to sign a Confidentiality, Non-Disclosure, Non- Circumvention & Non-Competition Agreement; and provide appropriate identification documents required for completion of Form I-9.

Once again, we are very excited about the opportunity to have you bring your professional skills to our company at this very critical time in our history.

Sincerely,

/s/ Frederick A. Brightbill

Fred Brightbill

President & CEO

Agreed:	/s/ Scott Womack
Scott Womack

Date: 7/16/2020